CODE OF CONDUCT

“We will continue to work and to look to the future holding firm to the principles of integrity, humility, and respect that have brought us this far.”

Sergio Marchionne

Chief Executive Officer

CODE OF CONDUCT	1

Letter from the Chief Executive Officer

At Fiat Chrysler Automobiles N.V. (“FCA Group”), all of our workforce participates in a culture of responsibility where we hold ourselves accountable to the highest level of ethics and integrity. Our continued growth, innovation and sustainability are the outcomes driven from an ethical and respectful workplace.

Our Code of Conduct provides standards of business conduct that serve as a foundation for our entire Company’s commitment to integrity. I ask you to make a commitment to personally adhere to our Code and join in building a Company culture dedicated to integrity and quality in everything we do.

To act with integrity means that you are always seeking to do what is morally and ethically right. When you are unsure of how to proceed in a work situation, the Code provides valuable guidance. It will give you our Company’s ethical principles, and it will highlight certain resources for additional assistance, including key people and written materials that add detail to the Code. Remember, we are each responsible for protecting FCA Group’s integrity and reputation. There will always be a way to help you identify the best alternative to accomplish that.

One of the key initiatives that accompanies the Code is our new Ethics Helpline, which will start to be deployed later this year. To protect our Company, we expect our workforce to report any activity that they may believe is inconsistent with our Code. The channels to communicate your concerns will always be kept up to date in <Portal>. Where the law permits, you will be allowed to express your concerns anonymously. Rest assured that every expression of concern will be investigated. We are committed to ensuring that no employee may suffer any retaliation in his or her employment for reporting any matter in good faith.

There can be no ethical shortcuts on our way to creating a great Company, one in which we can all take pride. I want to personally thank you for embracing our Code and for your personal commitment to act with integrity in all that you do for the FCA Group.

Sergio Marchionne
Chief Executive Officer

/s/ Sergio Marchionne

ONE GROUP

ONE CODE

GLOBAL INTEGRITY

CODE OF CONDUCT	3

CONTENTS

Road to Integrity

¡ Why Do We Need a Code of Conduct?	4

¡ Who Is Governed by the Code of Conduct?	5

¡ What Are My Responsibilities?	6

¡ What Are the Elements of the Road to Integrity?	7

¡ How Does the Code of Conduct Fit with Laws and Regulations?	8

¡ What Conduct May Be Subject to Discipline?	9

¡ How Should I Evaluate My Conduct and That of Others?	10

¡ What Are a Supervisors’ Responsibilities?	11

¡ What Happens Once a Concern Is Raised?	13

¡ Where Can I Find Additional Resources and Support?	14

¡ Can The Code of Conduct Be Modified?	15

Principles

¡ Protecting Our Workforce	17

- Maintaining a Fair and Secure Workplace	18

- Ensuring Health and Safety	19

¡ Conducting Business	21

- Sustainably Purchasing Goods or Services	22

- Transacting Business Legally	23

- Engaging in Sustainable Practices	28

¡ Interacting with External Parties	31

- Avoiding Conflicts of Interest	32

- Supporting Our Communities	33

¡ Managing Our Assets and Information	35

- Communicating Effectively	36

- Protecting Our Assets	37

- Maintaining Appropriate Records	39

4

Why Do We Need a Code of Conduct?

As a FCA Group workforce member, the communities in which we conduct our business operations are all affected by our actions, and benefit when we do the right thing. Without guiding principles, it is not easy to always know how to identify the right path to take, or, when we identify it, to follow it. That is why we need guiding principles.

At the FCA Group, one way we develop an environment that embodies the highest ethical standards in business conduct is through our Code of Conduct (the “Code”). Our integrity system sets the foundation for the corporate governance of the FCA Group, and includes a critical framework of Principles, Practices and Procedures that combine our corporate experience, up to date research of applicable legal requirements and best practices as well as benchmarking on corporate ethics and compliance.

The Code aims to ensure that all members of the FCA Group’s workforce act with the highest level of integrity, comply with applicable laws, and build a better future for our Company and the communities in which we do business. The FCA Group endorses the United Nations (“UN”) Declaration on Human Rights, the International Labor Organization (“ILO”) Conventions and the Organization for Economic Co-Operation and Development (“OECD”) Guidelines for Multinational Companies. Accordingly, the Code is intended to be consistent with such guidelines.

The Code is approved by the Board of Directors of Fiat Chrysler Automobiles N.V. The Code applies to Fiat Chrysler Automobiles N.V. and its subsidiaries which are collectively defined as the “FCA Group” and applies to the FCA Group’s worldwide workforce.

While no document can possibly take into account all the particular ethical and legal dilemmas that you may encounter in the course of your work, the Code provides guidance that is meant to keep you on the right course, and to alert you when further guidance for individual situations may be necessary.

Neither the Code nor any of the Principles, Practices or Procedures are intended to, and do not create any contractual rights enforceable against the FCA Group by any workforce member, shareholder, customer, supplier or other third party. They help each of us to know what is expected of us as workforce members to make sure we act knowingly and with integrity.

CODE OF CONDUCT	5

Who Is Governed by the Code of Conduct?

The Code applies to all board members and officers of Fiat Chrysler Automobiles N.V. and its subsidiaries, as well as full-time and part-time employees of the FCA Group and any of its subsidiaries. The Code also applies to all temporary, contract and all other individuals and companies that act on behalf of the FCA Group, wherever they are located in the world. We refer to this group collectively as our “workforce.”

FCA Group has a global workforce located in many countries with varying legal requirements. In addition, some of our contract personnel may be governed by additional policies of their direct employer. While we recognize the diversity and complexity of the rules that apply to our workforce’s conduct, we do not expect that the Code will conflict with the expectations inherent in such rules. Nevertheless, any questions regarding a potential conflict can be directed to any of the individuals or groups listed in the <FCA Group’s Worldwide Ethics and Compliance Contact List>.

The FCA Group strives to require that the companies in which it holds a minority interest adopt codes of conduct whose principles are inspired by or, in any case, are not inconsistent with those contained in this Code. The FCA Group shall use its best efforts to ensure that the Code is regarded as a best practice of business conduct and observed by those third parties with whom it maintains business relationships of a lasting nature such as suppliers, dealers, advisors and agents.

6

What Are My Responsibilities?

Whenever and wherever you are working on behalf of the FCA Group, or are interacting with others in the FCA Group community, you must abide by the Code. All workforce members must be aware that they represent the FCA Group with their behavior, even outside of work hours if your activity involves representing or appearing to represent the FCA Group, to the extent permitted by local law. Your conduct affects both the external reputation of the Company and its internal culture.

We seek to create an environment that promotes values, adheres to and rewards ethical conduct as practiced by all members of our workforce resulting in a cooperative working environment in which the dignity of each individual is respected. We expect that you will always adhere to every aspect of the Code, as well as to applicable laws and regulations. All workforce members are expected to treat others as they themselves expect to be treated, including customers and other external persons doing business with the Company.

You are expected to not only know and follow the Code, you are strongly encouraged to uphold the Code by promptly reporting activities that are not within the letter and the spirit of the Code, whether or not the conduct in question involves a violation of the law. You are also expected to take quick and decisive action to address violations of our Code, ask questions and seek guidance. If you feel your concerns are not being adequately resolved or responded to in a timely manner, continue to press the issue and if necessary, use one of the other channels for reporting a concern.

All workforce members and others providing services to the Company have the responsibility to maintain corporate property and records in accordance with the applicable Principle, Practice or Procedure. All workforce members and others providing services to the Company are required to cooperate with investigation requests by providing accurate, timely and factual information. We expect that you will be completely forthcoming and honest in such a situation.

You may be required periodically to certify your understanding of, and adherence to, the Code or any specific Principle, Practice or Procedure. If required, such certification is mandatory.

CODE OF CONDUCT	7

What Are the Elements of the Road to Integrity?

FCA Group’s integrity system is comprised of three primary elements:

Principles

Principles are overarching statements that capture the FCA Group’s commitment to important values in business and personal conduct.

Practices

Practices provide the specific conduct required of all of us to achieve our overarching Principles. They serve as a roadmap, a way to navigate complexity and deliver desired results; they are the basic rules that must guide our daily behaviors. Such Practices are an integral part of the Code.(1)

Procedures

Where more detailed information is appropriate, Procedures further articulate our specific operational approach to achieving compliance. Procedures may have specific application limited to certain geographical regions and/or businesses as appropriate.

The nature of some of the FCA Group’s objectives may require standards of conduct more specific than those set forth in this Code. In those cases, supplemental standards for certain regions, businesses or individual operations may be developed in specific Procedures or other materials. The Code requires that you also follow those supplemental standards applicable to your region, business or individual operation. However, compliance with all elements of the Code is obligatory for our entire workforce.

To ensure compliance with the Code, FCA Group’s Internal Audit function will examine compliance with the Code in its inspections and will include them in its audit criteria, along with any supplemental standards applicable to the scope of activities being audited. Reports are presented to the Chief Executive Officer and the Audit Committee of Fiat Chrysler Automobiles N.V., when appropriate.

To support compliance with the Code, the FCA Group conducts a variety of forms of periodic training to ensure the workforce is well informed of the Code requirements.

(1)	Currently, the FCA Group has Guidelines and/or Policies that will continue to apply until their replacement by a comprehensive set of Practices and Procedures.

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How Does the Code of Conduct Fit with Laws and Regulations?

Conducting the FCA Group’s business in full compliance with applicable laws and regulations is a key pillar of the Code. The applicable legal framework reflects the expectations of the communities in which we do business. Also, failure to comply with laws or regulations can have a severe negative financial and/or reputational impact on our Company. Non-compliance can also have potential serious repercussions, even criminal ones, for the individuals involved.

For these reasons, our Principles, Practices, as applicable, as well as Procedures place great emphasis on how to comply with the laws that govern our business. The Code is a critical component of the FCA Group’s ethics and compliance program for assuring effective prevention and detection of violations of law and regulations applicable to its activities.

Of course, our operations are subject to the laws of many different countries, and we each have an affirmative obligation to comply with the laws of the region where we perform our work. If the Code and local law are consistent with each other, you are expected to comply with both. However, where laws and regulations in a particular jurisdiction are more lenient than those contained in this Code, the Code shall prevail.

If you are not sure of your obligations, or you believe you cannot comply with local law without violating the Code, or vice versa, you must take immediate steps to clarify your obligations, by contacting any of the individuals or groups listed in the <FCA Group’s Worldwide Ethics and Compliance Contact List>.

CODE OF CONDUCT	9

What Conduct May Be Subject to Discipline?

We expect the best from our workforce, especially when it comes to holding themselves and others accountable. Individuals who violate the Code, applicable laws or regulations, or who behave outside the boundaries of the Code are subject to consequences that may include potential termination of service or employment as well as legal proceedings. Any violation of the Code will be reviewed in a fair and equitable manner by the appropriate functional area(s) and applicable disciplinary action will be applied.

Examples of conduct that may result in disciplinary measures include, but are not limited to:

•	Violating applicable law or the Code, either directly or indirectly.

•	Assisting others in violating applicable law or the Code.

•	Providing false and or misleading information to the Company or by intentionally withholding relevant information at any time, including during the course of an investigation.

•	Failure to adequately supervise members of our workforce.

•	Failure to take action on a known or suspected violation of applicable law or the Code.

•	Deliberately ignoring information within the scope of your responsibility that would allow you to learn of known or suspected violations of applicable law or the Code.

•	Failure to comply or cooperate with investigative efforts of Internal Audit, Human Resources, Legal or other responsible function related to a concern about illegal or unethical conduct.

•	Retaliating against another individual who has reported a concern about illegal or unethical conduct.

•	Intentionally making false accusations of illegal or unethical conduct.

Any exceptions to what is prescribed by the Code, including partial exceptions and exceptions limited in time and nature, may only be authorized exclusively for serious and justified reasons. Waivers of this Code for Directors or Executive Officers of FCA N.V. may be made only by the Board of Directors of FCA N.V. or a committee of the Board of Directors of FCA N.V. and will be disclosed as required by applicable laws and regulations. Any waiver of this Code for any other employee may be made only by the Board of Directors of the FCA Group company in which the applicable employee works.

10

How Should I Evaluate My Conduct and That of Others?

Given the complexity and fast pace in today’s workplace, you may encounter situations that appear unethical. Familiarity with the Code is crucial as it can help guide your actions when you are confronted with such situations.

While the Code contains an overview of important conduct and examples, you may experience a particular factual situation for which you believe the Code’s guidance is not sufficiently clear or applicable. To help you determine what actions are required, ask yourself the following questions:

•	Is the activity legal?

•	What are the potential consequences of my actions?

•	Is the activity or conduct within the letter and spirit of the Code?

•	Does it make me feel uncomfortable?

•	Could it appear inappropriate?

•	How would I feel if I did nothing at all?

•	Does my Supervisor know and approve?

Ethics violations are sometimes less obvious than we might expect, it may not be clear how the Code applies to a particular or unusual situation. Sometimes the Code is clear, but its requirements defy the common culture in the region where we live. For specific advice of how to apply the Code in your country you should refer to any of the individuals or groups provided in the <FCA Group’s Worldwide Ethics and Compliance Contact List>.

CODE OF CONDUCT	11

What Are a Supervisors’ Responsibilities?

Supervisor refers to any individual responsible for leading, managing or supervising a workforce member. In addition to the aforementioned responsibilities, Supervisors also need to:

Serve As a Role Model

As a Supervisor, our expectation is that you model ethical behavior to your team members at all times and that you consistently hold ethical standards and integrity above business needs or results. We also expect that you support your team in understanding and adhering to the spirit of the Code, ensuring that each member has the time for and can successfully complete required training. Your failure to adequately supervise may also be a violation of the Code. In certain circumstances failure to fulfill these responsibilities may also subject a Supervisor to disciplinary action and legal proceedings.

Create a Safe and Supportive Work Environment for Reporting

We expect all FCA Group Supervisors to provide an environment where people feel comfortable and supported in discussing their concerns. As a Supervisor, there may be situations that require you to shift priorities in order to create the time for people to openly and safely discuss their concerns. During those conversations, it is important that you assure those you supervise that you will listen objectively and attentively to their issues. If a member of your team chooses to share their concerns with another leader in the company, Internal Audit, Human Resources, or the Legal Department, it is best that you honor that choice.

Oftentimes, people are fearful that openly reporting ethical misconduct may in some way jeopardize their own careers or result in some form of retaliation. As their role model and leader, you need to counsel them that there will be absolutely no tolerance for retaliation in any form against a person who reports a concern in good faith, and encourage the individual to report any suspected examples of retaliation should they occur. Likewise, if action is being taken against someone whose conduct violates the Code, advise against speculation about who reported the infringement and any retaliation toward the person believed to have reported the incident. Should one of your team members report ethical misconduct, we expect that you will continue to treat that individual with respect and fairness.

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Know How and When to Handle Concerns

If you are approached about a situation involving ethical misconduct, we expect that you will take immediate steps to address the issue. It is important that you understand the essence of the Code and are able to comfortably respond to day-to-day questions. If you are asked to interpret or apply the Code or any of the associated laws or regulations, and you are uncertain how to respond, immediately escalate the matter by contacting any of the individuals or groups provided in the <FCA Group’s Worldwide Ethics and Compliance Contact List>. Under no circumstances should you independently investigate suspected or known violations of the Code. The FCA Group has specialized Internal Audit and other professionals to conduct investigations, and all investigations have protocols and procedures that must be followed to protect the integrity of the investigation and protect the Company in case of subsequent legal action.

CODE OF CONDUCT	13

What Happens Once a Concern Is Raised?

Reports of Illegal or Unethical Conduct Will Be Investigated

At the FCA Group, it is our commitment to conduct due diligence and investigate all the concerns expressed by our workforce. Information concerning allegations of wrongdoing will be evaluated by appropriate management personnel. Every expression of concern will be investigated as appropriate with trained investigators, or subject matter experts. If wrongdoing is uncovered, appropriate corrective action will be taken regardless of the level or position of the individual(s) involved. All cases will be tracked until their final resolution.

Confidentiality Is Paramount

Unless not allowed by local law, reports or inquiries may be made on an anonymous basis; however, it is helpful if you provide your name and contact information so you can be reached for further details and follow-up information. All information provided and the identity of the individual making the report will only be shared on a “need-to-know” basis with those who are responsible for assessing and investigating the situation and empowered to undertake corrective action.

Bear in mind that if you choose to remain anonymous you are strongly encouraged, under the Code, to report suspected illegal or unethical behavior.

Retaliation Will Not Be Tolerated

We take our commitment to our Code very seriously. Retaliation against any individual who raises an issue in good faith regarding a possible violation of the Code will not be tolerated.

Our Code expressly prohibits any member of our Company from being retaliated against by or receiving discriminatory treatment as the result of a report or participation in an investigation. Anyone who retaliates against such an individual will be subject to disciplinary action up to and including discharge. No individual may be demoted, terminated, suspended, threatened, harassed, coerced or intimidated as a result of reporting, in good faith, unethical behavior or participation in an investigation of a matter reported under the Code.

If you feel you or anyone you know is being potentially retaliated against in any way for reporting a violation or participating in an investigation, please speak up. We need your participation to ensure that our Company remains free of retaliation.

14

Where Can I Find Additional Resources and Support?

In the event that you observe or are aware of conduct that is not within the spirit of the Code, it is essential that you take ownership and take action.

Should you have concerns about the ethical or legal conduct of anyone within the Company, you have several options from which to choose for escalating your concerns. Even if you are uncertain, err on the side of openly discussing your concerns with one of the following on-site representatives:

•	In general, your Supervisor is the most immediate available resource to address your concerns.

•	If you believe the issue you wish to raise involves your Supervisor, then you may also speak to your Supervisor’s Manager.

•	You can also contact any of the individuals or groups listed in the <FCA Group’s Worldwide Ethics and Compliance Contact List>.

•	There may be times when you feel more comfortable speaking to someone anonymously or evaluating your situation with an impartial observer or expert. In such instances you may direct your inquiry to the contact point identified as accepting anonymous communications in the <FCA Group’s Worldwide Ethics and Compliance Contact List> or avail yourself of other corporate resources made available by the Company.

CODE OF CONDUCT	15

Can the Code of Conduct Be Modified?

The Code is subject to review by the Fiat Chrysler Automobiles N.V. Board of Directors. Reviews take into account, among other things, the comments and suggestions received from Directors, members of our workforce and from third parties, changes in law or best practices, as well as experience acquired in applying the Code itself. Any modifications introduced in the Code as a result of this review activity are promptly published and made available in accordance with applicable laws and regulations.

CODE OF CONDUCT	17

Protecting Our Workforce

•	Maintaining a Fair and Secure Workplace

•	Ensuring Health and Safety

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PRINCIPLE

Maintaining a Fair and Secure Workplace

The FCA Group is committed to maintaining a fair, secure, productive and inclusive workplace for all members of our workforce, one in which everyone is valued for their unique contributions to the Company. Maintaining such an environment is essential to our success as a Company.

We can only achieve this goal if each and every member of our workforce takes personal responsibility for treating co-workers, customers, vendors and visitors with respect and professionalism. More specifically, each one of us should work to promote fairness, and to ensure an environment free of discrimination and harassment in compliance with all applicable laws. Performance evaluation and compensation for all members of our workforce is based upon a system that rewards merit and operates in accordance with all applicable laws. You play a vital role in helping us create such a positive work environment. We expect you, and all members of our workforce, to cooperate in helping us reach these goals.

CODE OF CONDUCT	19

PROTECTING OUR WORKFORCE

PRINCIPLE

Ensuring Health and Safety

The FCA Group is committed to providing all employees with a safe and productive work environment; we recognize health and safety in the workplace as a key element of the FCA Group’s sustainability approach. The FCA Group believes in and actively promotes a culture of accident prevention and risk awareness among workers, in particular through the provision of adequate training and information. We expect that members of our workforce will share that commitment with us and promote awareness of compliance with all health and safety guidelines along with the preventive measures established by the FCA Group for the protection of their health and safety. Whether you spend your day in a facility governed by World Class Manufacturing, you work in an office building or manufacturing facility or you spend time testing or traveling, each and every member of our team must actively take steps to preserve their own health and safety and those of others, both those within the FCA Group as well as that of our visitors, customers, vendors and members of the larger community.

Because we highly value health and safety, we also offer programs and services that are beyond the scope of these Principles, which are designed to promote and support individual safety, wellbeing and a healthy lifestyle. We consider these programs a Company benefit, and we strongly encourage you to take advantage of these programs and services.

CODE OF CONDUCT	21

Conducting Business

•	Sustainably Purchasing Goods or Services

•	Transacting Business Legally

•	Engaging in Sustainable Practices

22

PRINCIPLE

Sustainably Purchasing Goods or Services

The FCA Group must ensure that its procurement of goods and services aligns with its business objectives and processes, including increasing shareholder value, maintaining the highest standards of quality, and taking care of our people and the communities in which we do business. When purchasing goods or services, you must keep this in mind and adhere to applicable laws. You must also ensure that your purchases are in line with your spending authority, corporate approvals, and restrictions as to permissible types of goods or services. The FCA Group is committed to sustainable practices in its procurement activity. Further, in advance of releasing information to consumers, the FCA Group is dedicated to ensuring that it has a reasonable basis for its advertising and representations made related to its goods and services.

CODE OF CONDUCT	23

CONDUCTING BUSINESS

PRINCIPLE

Transacting Business Legally

Legal compliance is critical to the FCA Group’s continuing global business and to maintain FCA Group’s worldwide reputation. Each workforce member is required to accomplish his or her job responsibilities with the highest degree of integrity and in accordance with all applicable laws. The FCA Group’s continued high achievement relies on our ability to follow the law in order to maintain the integrity of our business. Each workforce member should familiarize themselves with regional and/or business unit or individual operation Procedures applicable to their responsibilities to ensure compliance with the law.

The penalties for noncompliance with applicable laws and regulations can be severe including reputational damage, large fines, and imprisonment for individuals. Employees who fail to comply with the applicable Principles, Practices and Procedures may be subject to discipline, up to and including discharge from employment, as the FCA Group deems appropriate. If members of FCA Group’s workforce have questions about how specific laws relate to their responsibilities, they should contact the Legal Department and in cases where there is not a local Legal Department, they should contact the local Human Resources Department.

Government Inquiries; Litigation

It is the FCA Group’s policy to appropriately respond to lawful requests from government authorities or external agencies as well as properly authorized requests and court orders in lawsuits. Responses to inquiries from government authorities or in Company-related litigation are to be directed by the applicable Legal Department together with the duly designated departments and individuals appointed by properly authorized powers of attorney, where applicable. The response may require involvement from other FCA Group’s workforce members.

All information provided to government authorities must be honest and truthful. It is not acceptable to conceal or destroy information related to a government inquiry or litigation whether reasonably anticipated or actually pending.

24

Government and Public Institution Relations (Including Lobbying Activity and Other Political Activity)

The FCA Group is committed to conducting its government and public institution relations including lobbying in accordance with applicable laws and ethics rules as well as in full compliance with the Code and any applicable local procedures. The FCA Group aims to contribute positively to the future development of regulations and standards in the automotive industry and in all other sectors related to the mobility of people and goods. The FCA Group’s relations with government agencies and public institutions shall be managed only by duly designated departments such as Institutional Relations and External Affairs.

To the extent permitted by local law and approved in accordance with the relevant FCA Group procedures such as lobbying, anti-bribery and anti-corruption policies and procedures, any gift or gratuity made to representatives of any government or public institution shall be modest and proportionate to the legitimate business purpose and must not give any appearance that the FCA Group is obtaining or seeking to obtain an unfair advantage.

Cash or cash-equivalent assets or certain services, including payments, contributions or loans of money or property provided by FCA Group to any political party or committee or a candidate for, or a holder of a political office are permitted only if in compliance with applicable law and approved in accordance with the relevant FCA Group procedures including lobbying, anti-bribery and anti-corruption policies and procedures, as may be applicable.

Payments or loans of corporate, subsidiary or personal funds or transfers of anything else of value to a government official or employee is prohibited, unless such action is permitted under applicable laws, government ethics rules, as applicable, and approved in accordance with the relevant procedures including lobbying, anti-bribery and anti-corruption policies and procedures.

Compliance with Applicable Laws

The FCA Group is committed to complying fully with all applicable laws, including anti-bribery, anti-money laundering, exports and sanctions, customs, competition and antiboycott laws. Please keep in mind that these laws are complex. The FCA Group including its subsidiaries wherever located must comply with these laws.

All third parties including agents, consultants, representatives, joint venture partners, dealers, distributors, service centers, and other third parties that may do business with the FCA Group, are also expected to comply with subject laws in connection with any activities or business these third parties conduct on the FCA Group’s behalf.

CODE OF CONDUCT	25

CONDUCTING BUSINESS

Anti-Bribery and Anti-Corruption

The FCA Group is committed to the highest standards of integrity, honesty and fairness in all internal and external affairs and will not tolerate any kind of bribery. The laws of virtually all countries in which the FCA Group operates prohibit bribery.

The FCA Group’s policy is that no one - director, officer, or other employee, agent or representative - shall, directly or indirectly, give, offer, request, promise, authorize, solicit or accept bribes or any other perquisite (including gift or gratuities with the exception of commercial items universally accepted in an international context of modest economic value, permitted by applicable laws and in compliance with the Code and all applicable Practices and Procedures) in connection with their work for the FCA Group at any time for any reason.

Anti-bribery and anti-corruption laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the OECD Guidelines, and laws such as the United States Foreign Corrupt Practices Act, United Kingdom Bribery Act and similar laws prohibit providing, directly or indirectly (such as through an intermediary), anything of value not only to domestic, but also to foreign government, political or military employees or officials, foreign political party officials or candidates; employees of foreign government owned or controlled entities; or representatives of international organizations (such as the United Nations and the World Bank); or to private entities/individuals for the purpose of obtaining or retaining business or securing any improper advantage.

The FCA Group’s record keeping and internal accounting and control Practices and Procedures are designed to ensure integrity and accuracy in the recording and reporting of all business transactions.

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Anti-Money Laundering

The FCA Group prohibits money laundering or any activity that facilitates money laundering or the funding of terrorist or other criminal activities. Before establishing any business relationship with a third party, the FCA Group and its officers or employees shall check available information (including financial information) on its proposed business partners and suppliers to ensure that they are reputable and involved in a legitimate business. The FCA Group shall always comply with the applicable anti-money laundering laws and regulations.

Exports and Sanctions; Customs

Export control and customs laws regulate where and how the FCA Group may sell goods, technology and exchange information. The FCA Group’s policy is to fully comply with all export control and customs laws and regulations requirements. In some cases, these laws may prohibit doing business in certain countries, or impose requirements for licenses before goods or technology may be exported or exchanged. Customs laws require accurate documentation and proper reporting and valuation of goods.

Antiboycott

Antiboycott laws may prohibit participation in foreign (non-U.S.) boycotts and limit disclosure of information about business activities and personnel, and may require the reporting of certain types of requests for information or participation in boycotts.

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CONDUCTING BUSINESS

Competition Law

The FCA Group recognizes the paramount importance of a competitive market and is committed to fully comply with any antitrust and other pro-competition legislation in force in the countries where it operates. The FCA Group and its directors, officers, and other employees will work vigilantly to avoid business practices (such as the establishment of cartels, market divisions, limitations to production or sales, tying arrangements, etc.) that represent an antitrust violation. Within the framework of fair competition, the FCA Group shall not knowingly infringe any third party’s intellectual property rights. The legal consequences of noncompliance with such laws can be severe. Companies whose market behavior fails to comply with competition rules and individuals who are found responsible for infringements may be subject to severe sanctions, including imprisonment for individuals. Violations of this principle are grounds for disciplinary actions, up to and including termination of employment. In addition, compliance with competition laws is crucial to the Group’s reputation. To fulfill the FCA Group’s commitment to compliance in this area in all countries we do business, the FCA Group has adopted a comprehensive compliance program, which includes <Competition Guidelines>, periodic training, awareness and counseling. Employees who have questions about applicable laws or the appropriate course of action must seek the advice of the Legal Department.

Insider Trading

FCA Group’s policy is that no director, officer, or member of the workforce should ever trade securities of Fiat Chrysler Automobiles N.V. or other companies while in possession of relevant inside information. The FCA Group’s workforce is strictly required to comply with all applicable laws prohibiting insider trading. It is a violation of FCA Group’s policy, and may be a violation of law, to disclose inside information to others or to buy or sell securities, directly or indirectly, of the Fiat Chrysler Automobiles N.V., its affiliates or its business partners while in possession of inside information. Inside information is non-public information about a company that a reasonable investor would view as significantly altering the available information. Non-public information that could reasonably be expected to affect the price of securities is also considered Inside Information which could be used to alter the trading decisions of a reasonable investor.

Treatment of Inside Information will always be handled by all directors, officers and workforce members strictly in accordance with the applicable procedures. In order to determine if and when such Inside Information should be made public, the FCA Group will follow the Principle: Communicating Effectively and associated procedures, and any such publication of such information will be made in accordance with applicable FCA Group procedures.

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PRINCIPLE

Engaging in Sustainable Practices

The FCA Group is firmly committed to conduct all of its business activities in a socially responsible manner and in line with sustainable practices and local or regional requirements and expectations. The FCA Group’s principles and practices in support of sustainability include Protecting Our Workforce (which includes Ensuring Health and Safety), Child Labor and Forced Labor Prohibitions, Conflict Minerals, Environmental Protection, Stakeholder Engagement, World Class Manufacturing, Purchasing Goods and Services (which includes Green Logistics and Supplier Sustainability), Crisis Management and Business Continuity, Supporting Our Communities as well as other Principles and Practices that the FCA Group may adopt from time to time.

Conducting sustainable business practices is a core part of an ongoing transformation at the FCA Group that seeks to meet the business demands of today while minimizing any adverse impact on current and future generations’ communities and resources. We strive for sustainable use of environmental resources as well as to positively affect the people and communities in which they do business. The FCA Group’s achievements and position as an automobile industry leader depend on our commitment to these sustainable practices.

Environmental Protection

Creating a culture of sustainability requires effective risk management, responsible and proactive decision-making and innovation. Our efforts minimize the negative impacts on natural resources and the global environment. More specifically, the FCA Group considers environmental protection as a key consideration to be fostered in the overall approach to business. The FCA Group is committed to continuous improvement of the environmental performance of its operations, and to complying with all relevant legal and regulatory requirements. Moreover the FCA Group is committed to producing and selling, in full compliance with legal and regulatory requirements, products of the highest standard in terms of environmental and safety performance, developing and implementing innovative technical solutions to minimize environmental impact and maximize safety. We also encourage the safe and eco-friendly use of our products, providing customers and dealers with information regarding the use, maintenance and dismantling of its vehicles and other products.

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CONDUCTING BUSINESS

Customers, Suppliers and Business Partners

We must all work to strive to exceed customer expectations, both internal and external, and continuously improve the quality of the FCA Group’s products and services.

We also encourage sustainable practices adoption and sharing among our business partners, suppliers and dealers. Therefore, we dedicate ourselves to implementing sustainable practices to ensure that we minimize our environmental footprint and create efficiencies. More specifically, the FCA Group considers collaboration with the supply chain an integral part of its success and, therefore, strives to operate as an integrated team with suppliers. The selection of suppliers is based not only on the quality and competitiveness of their products and services, but also their adherence to social, ethical and environmental principles, as outlined in this Code.

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Interacting with External Parties

•	Avoiding Conflicts of Interest

•	Supporting Our Communities

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PRINCIPLE

Avoiding Conflicts of Interest

All members of our workforce are obligated to engage in conduct that protects and promotes the FCA Group’s best interests at all times. Conflicts of interest may arise when members of the FCA Group’s workforce engage in activities or have interests that compromise the interests of our Company, because these activities or interests may compromise objective business decision-making or otherwise interfere with the performance of work-related duties. Such activities can harm the Company financially, but even more significantly, can be damaging to our reputation. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. It is therefore crucial that you properly manage your relationships and your activities, both inside and outside of the work environment, in ways that do not interfere with, or even appear to interfere with, your ability to perform your duties and to make objective and fair business decisions. Our workforce is expected to always maintain the highest degree of integrity when dealing with our business partners and to act solely in the best interest of the Company. Any situation that constitutes a conflict or gives the appearance of a potential conflict must be disclosed immediately to any of the individuals or groups listed in the <FCA Group’s Worldwide Ethics and Compliance Contact List>.

To ensure that FCA Group has the full benefit of an employee’s time and talent, service on any board, for-profit or non-profit, please consult with any of the individuals or groups listed in the <FCA Group’s Worldwide Ethics and Compliance Contact List> to determine whether such service must be approved in advance by the appropriate parties.

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INTERACTING WITH EXTERNAL PARTIES

PRINCIPLE

Supporting Our Communities

While we work hard to maintain our well regarded standing and reputation in the automotive industry, the FCA Group believes that it is our duty to also invest and engage in community programs by providing financial support and promoting employee volunteerism to help enrich the vitality of the communities where we live and work. The development of philanthropic initiatives and the support of various groups demonstrate our commitment to our communities. The FCA Group actively supports volunteerism and other opportunities to engage in the community. Giving back to the community is part of the framework that unites us. The FCA Group’s philanthropic initiatives must be guided by the responsible local management. In considering which initiatives to support, the Company is mindful that support of one organization and/or initiative does not result in alienating or offending others in our workforce or community.

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Managing Our Assets and Information

•	Communicating Effectively

•	Protecting Our Assets

•	Maintaining Appropriate Records

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PRINCIPLE

Communicating Effectively

The FCA Group recognizes the vital role that honest, clear and effective communication plays in sustaining internal and external relationships and in ensuring high standards in our business. Creating a climate where open, two-way communication flows easily is key to our continued success. We seek to promote understanding between leadership and our workforce as well as between the FCA Group and our stakeholders, our customers, the business community and the public at large. While transparency and honesty are values to which we hold every individual accountable, we also recognize that our continued success hinges on our ability to protect our proprietary information and communicate in a consistent fashion in order to maintain the integrity of our business.

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MANAGING OUR ASSETS AND INFORMATION

PRINCIPLE

Protecting Our Assets

The FCA Group owns a wide variety of assets that are essential to our continued business operations. As members of the FCA Group, each of us is entrusted with protecting the Company’s resources and ensuring that they are used for their intended purposes only. As such, it is the responsibility of each workforce member to protect and properly use the Company assets by taking preventative measures to protect any Company property as well as property of third parties’ in the Company’s possession against loss, theft, damage, abuse and unauthorized use, access or disposal including being used illegally or used in any manner deemed inappropriate. Protecting the FCA Group assets is our collective obligation and a requirement as a member of the FCA Group.

Since information is a critical asset to business operations, we are individually responsible for maintaining the confidentiality, integrity and availability of Company information while respecting compliance with legislative, regulatory and contractual requirements.

Confidential information (any information considered or designated by the FCA Group as confidential, which if disclosed could result in business, reputation or legal harm to the FCA Group) is to be held in strict confidence during, as well as after, an employee’s term of employment or a workforce member’s or third party’s association with the Company regardless of format. Additionally, workforce members need to understand the Company obligations regarding the confidential information of third parties which is disclosed to Company/workforce members and comply with those obligations.

In the conduct of its business operations, FCA Group collects a significant amount of personally identifiable information and is committed to processing such information only in compliance with all applicable data protection laws and as authorized by our security and privacy policies. To this end, the FCA Group shall secure high levels of security in the selection and use of its information technology systems designed to process personally identifiable information.

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The workforce must follow the FCA Group’s use, access and security guidelines for computers, hardware, software, mobile devices including email, Internet, Intranet, Extranet and voice mail systems. All FCA Group workforce members and third parties must comply with FCA Group’s information security guidelines that apply to the proper use and handling of all the Company hardware and software, including email and internet as well as other applicable information security guidelines.

Intellectual property developed by the FCA Group is a fundamental and critically valuable resource of the Company which every workforce member and third party should make best efforts to protect. In addition to protecting FCA Group’s intellectual property, it is the responsibility of each workforce member and third party to respect the intellectual property rights of others.

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MANAGING OUR ASSETS AND INFORMATION

PRINCIPLE

Maintaining Appropriate Records

Our customers, investors, business partners, governmental entities and others rely on accurate information generated from the Company’s business records. Further, we are required to maintain certain records to satisfy legal, tax or regulatory requirements. The FCA Group strives to maintain high standards of integrity concerning Company records. We are dedicated to ensuring that all Company records remain authentic, reliable and usable. Lastly, the Company is committed to educating all Company personnel who create and manage records.

Accounting and Internal Controls

The FCA Group’s policy is to maintain effective internal control systems to ensure compliance with laws and our Principles, Practices and Procedures, as well as protect and prevent misuse of Company assets, and assure appropriate authorization for Company transactions and other corporate activities. The FCA Group’s internal controls enable it to provide full, fair, accurate, timely and understandable disclosure in reports and documents that Company files with or submits to applicable Authorities and its other public communications, including financial statements that fairly present its financial position. To achieve this standard, the workforce is expected to maintain accurate and complete internal records of all business activities and arrange for appropriate authorization and documentation of transactions and commitments with business partners. Company records are the sole property of FCA Group and should be created and maintained in a manner consistent with the applicable Principles and Practices.

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